EXHIBIT 99.1

                               REOFFER PROSPECTUS
                              BALDWIN & LYONS, INC.
                                371,200 SHARES OF
                              CLASS B COMMON STOCK

This Reoffer Prospectus is being filed to register 371,200 shares of Class B Common Stock, no par value per share (the "Shares"), of Baldwin & Lyons, Inc. (the "Company" or "we") to provide future flexibility to certain shareholders identified below in the section entitled "The Shareholders". The Shares have been acquired pursuant to the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the "Plan") by the employees of the Company identified as Shareholders and in the amounts specified for each Shareholder. Presently, to the knowledge of the Company, none of the Shareholders has a current intention of selling any of the Shares.

The Company will not receive any of the proceeds from any future sale by the Shareholders of the Shares covered by this Reoffer Prospectus. Our Class B Common Stock is listed on the Nasdaq National Market under the symbol "BWINB". On June 11, 2002, the last reported sale of our Class B Common Stock on the Nasdaq National Market was $23.01 per share.

The Shareholders may sell their Shares, from time to time in the future, directly or indirectly in one or more transactions on the Nasdaq National Market, in privately negotiated transactions or through a combination of such methods. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

INVESTING IN THE CLASS B COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Reoffer Prospectus. Any representation to the contrary is a criminal offense.






              The date of this Reoffer Prospectus is June 13, 2002.

                                TABLE OF CONTENTS

                                                             Page

Available Information --------------------------------------    1

Incorporation of Certain Documents by Reference ------------    2

The Company ------------------------------------------------    3

Risk Factors -----------------------------------------------    3

Special Note Regarding Forward-Looking Statements ----------    5

Use of Proceeds --------------------------------------------    5

Shareholders -----------------------------------------------    5

Plan of Distribution ---------------------------------------    7

Legal Matters ----------------------------------------------    8

Experts ----------------------------------------------------    8




                              AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company also has filed a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Securities Act") to register the shares of Class B Common Stock offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all of the information contained in the Registration Statement. For further information about the Company and the Class B Common Stock offered by this Reoffer Prospectus, you should refer to the Registration Statement and its exhibits.

You may read and copy any document the Company files with the SEC, including the Registration Statement and exhibits, at the public reference facilities maintained by the SEC at the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the SEC located at 233 Broadway, New York, New York 10013, and Northwestern Atrium Center, 500


        1

West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this site is http://www.sec.gov.

You should rely only on the information contained in this Reoffer Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference into this Reoffer Prospectus. The Shares are being offered and offers to buy the Shares are being sought only in jurisdictions in which offers and sales are permitted. The information contained in this Reoffer Prospectus is accurate only as of the date of this Reoffer Prospectus, regardless of the time of delivery of this Reoffer Prospectus or of any sale of the Shares.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to "incorporate by reference" the information the Company files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. Information that the Company subsequently files with the SEC automatically updates and supersedes earlier information. The Company has previously filed the following documents and is incorporating them by reference into this Reoffer Prospectus:

     The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     The description of Class B Common Stock contained in the Company's Registration Statement on Form S-2 filed under the Securities Act and effective July 23, 1986.

The Company also is incorporating by reference into this Reoffer Prospectus all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the Shares have been sold or that deregisters all of the Shares then remaining unsold.

The Company will provide without charge to any person to whom this Reoffer Prospectus is delivered, upon written or oral request of such person, a copy

        2
of each document incorporated by reference in this Reoffer Prospectus but not delivered with this Reoffer Prospectus. If you would like to obtain this information from the Company, please direct your request, either in writing or by telephone, to:

               Baldwin & Lyons, Inc.
               1099 North Meridian Street
               Indianapolis, Indiana 46204
               Attention:  G. Patrick Corydon,
               Senior Vice President
               (317) 636-9800


                                   THE COMPANY

     The Company was incorporated under the laws of the State of Indiana in 1930. Through its divisions and subsidiaries, the Company specializes in marketing and underwriting property and casualty insurance. The Company's subsidiaries are: Protective Insurance Company, with licenses in all 50 states and all Canadian provinces; Sagamore Insurance Company, which is currently licensed in 37 states; and B&L Insurance, Ltd., which is domiciled and licensed in Bermuda. The Company's principal executive offices are located at 1099 North Meridian Street, Indianapolis, Indiana 46204 and the telephone number is (317) 636-9800.

                                  RISK FACTORS

This Reoffer Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below.

The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes to be immaterial may also adversely affect the Company's business. If any of the following risks actually occurs, the Company's business, financial condition, or operating results could be materially adversely affected.

THE COMPANY'S BUSINESS IS HIGHLY COMPETITIVE

The insurance brokerage and agency business is highly competitive. The Company competes with a large number of insurance brokerage and agency firms and individual brokers and agents throughout the country, many of which are considerably larger than the Company. The Company also competes with insurance

        3
companies that write insurance directly with their customers.

Insurance underwriting is also highly competitive. The Company's wholly owned insurance subsidiaries compete with other stock and mutual companies and inter-insurance exchanges (reciprocals). There are numerous companies offering the lines of insurance which are currently written or may in the future be written by the Company and is subsidiaries. Many of these companies have been in business for longer periods of time, have significantly larger volumes of business, offer more diversified lines of insurance coverage and have greater financial resources that the Company. In many cases, competitors are willing to provide coverage for rates lower than those charged by the Company. Many potential clients self-insure workers' compensation and other risks for which the Company offers coverage, and some concerns have organized "captive" insurance companies as subsidiaries through which they insure their own operations. Some states have workers' compensation funds that preclude private companies from writing this business in those states. Federal law also authorizes the creation of "Risk Retention Groups" which may write insurance coverages similar to those offered by the Company.

THE COMPANY'S BUSINESS IS SUBJECT TO MARKET RISKS

The Company operates solely within the property and casualty insurance industry and, accordingly, has significant invested assets that are exposed to various market risks. These market risks relate to interest rate fluctuations, foreign currency translation and equities market prices. The most significant of the three identified market risks relates to prices in the equities market. Though not the largest category of the Company's invested assets, equity securities have the greatest potential for short-term price fluctuation. Funds invested in the equities market are not considered to be assets necessary for the Company to conduct its daily operations and, therefore, can be committed for extended periods of time. The long-term nature of the Company's equity investments allows it to invest in positions in which ultimate value, and not short-term market fluctuations, are the most important feature.

THE CLASS B COMMON STOCK IS NONVOTING

The Company has two classes of Common Stock: voting Class A Common Stock and nonvoting Class B Common Stock. Only shares of the Class A Common Stock are entitled to vote for the election of directors and generally on other corporate matters. The Shares being offered pursuant to this Prospectus are shares of Class B Common Stock and are not entitled to vote on any matters except as otherwise may be provided under the Indiana Business Corporation Law.

        4

CONTROL BY EXISTING SHAREHOLDERS AND DIRECTORS

As of March 19, 2002, the Company's directors and executive officers beneficially owned as a group 1,246,259 shares (57.4 percent) of the Class A Common Stock, and 4,703,237 shares (47.3 percent) of the Class B Common Stock, with most of those shares being beneficially owned by three directors who are members of the same family. As a result, these shareholders and directors currently can, and in the future are likely to be able to, exercise significant influence over Company matters.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Reoffer Prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Any forward-looking statements in this Reoffer Prospectus, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's business is highly competitive and the entry of new competitors into or the expansion of the operations by existing competitors in the Company's markets and other changes in the market for insurance products could adversely affect the Company's plans and results of operations; and (iii) other risks and uncertainties that the Company may indicate from time to time in its filings with the SEC.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from any future sale of the Shares that may be sold pursuant to this Reoffer Prospectus for the respective accounts of the Shareholders. The Shareholders will receive all such proceeds, net of brokerage commissions, if any. See "Shareholders" and "Plan of Distribution."

                                  SHAREHOLDERS

This Reoffer Prospectus relates to 371,200 shares of Class B Common Stock that have been acquired by the Shareholders pursuant to the Plan. The following table lists individuals (the "Shareholders") who have acquired the Shares through the Plan. The inclusion in the table of the individuals named therein shall not be deemed

        5
to be an admission that any such individuals are "affiliates" of the Company. The Company cannot assure that any of the Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Reoffer Prospectus and, to the knowledge of the Company, none of the Shareholders currently intends to sell any of the Shares.

                                                  Class B Shares    Shares Covered    Class B Shares Owned
                                                    Previously     By this Reoffer     After this Offering
        Name              Position                    Owned           Prospectus        Number     Percent
--------------------  -------------------------   --------------   ---------------    ----------  ----------
Gary W. Miller        President and C.E.O.            154,116           79,800         233,916       3.59%
Joseph J. DeVito      Executive Vice President         70,750           80,000         150,750       2.43%
James W. Good         Executive Vice President         57,500           69,800         127,300       2.19%
George P. Corydon     Senior Vice President            35,375           35,000          70,375       1.35%
Rodger A. Cottrell    Vice President                    6,000           10,000          16,000        *
Russ Oldham           Vice President                    1,000           10,000          11,000        *
Craig C. Morfas       Vice President                        -           10,000          10,000        *
John E. Mitchell      Vice President                        -           10,000          10,000        *
Mark Bonini           Vice President                      800            8,900           9,700        *
Walter D. Osborne     Treasurer                         1,350            6,500           7,850        *
Steven Brazzell       Vice President                    1,800            5,200           7,000        *
Dennis D. Brozman     Manager                               -            5,000           5,000        *
Morris Long           Manager                               -            5,000           5,000        *
Charles Hadley        Manager                               -            5,000           5,000        *
Thomas W. Thompson    Vice President                    2,000            2,500           4,500        *
David J. Dugan        Manager                           1,800            2,000           3,800        *
Jennie Lynne LaReau   Vice President                      200            2,700           2,900        *
Matthew A. Thompson   Manager                               -            2,500           2,500        *
James H. Vest         Manager                             900            1,000           1,900        *
Carl M. Malm          Manager                             100            1,500           1,600        *
Gary Durham           Manager                               -            1,500           1,500        *
Delores McCraig       Supervisor                          150            1,250           1,400        *
Vicki Gibson          Supervisor                            -            1,000           1,000        *
Ron Walker            Manager                               -            1,000           1,000        *
Scott A. Wright       Manager                               -            1,000           1,000        *
Mark A. Bockelman     Manager                               -            1,000           1,000        *
Brian Canter          Manager                               -            1,000           1,000        *
Lenore Nedderman      Supervisor                            -            1,000           1,000        *
John Sorrentio        Supervisor                            -            1,000           1,000        *
Ron Goshen            Supervisor                            -            1,000           1,000        *
Daniel Badger         Manager                               -            1,000           1,000        *
Betty J. Westbrook    Executive Secretary                   -              500             500        *
Jason J. Klavon       Legal Staff                           -              500             500        *
Hugh J. Cameron       Manager                               -              500             500        *
Bill Reid             Manager                               -              500             500        *
Holly F Layman-Tyler  Supervisor                            -              500             500        *

        6


Jennifer Funk         Supervisor                            -              500             500        *
Debra Eddy            Supervisor                            -              500             500        *
Jeffrey E. Silvey     Supervisor                            -              500             500        *
Ron M. Beilke         Supervisor                            -              500             500        *
Dennis L. Shinault    Manager                               -              400             400        *
Jane Peacock          Supervisor                            -              350             350        *
Michael A. Arnett     Manager                               -              300             300        *
Melody A. Hastings    Supervisor                            -              250             250        *
Terry K. Feltner      Manager                               -              250             250        *
John Sorg             Manager                               -              250             250        *
Allison Garrigus      Supervisor                            -              250             250        *
Mary Beth Sleeth      Supervisor                            -              250             250        *
James F. Turner, Jr.  Supervisor                            -              250             250        *

     *Less than one percent

                              PLAN OF DISTRIBUTION

The Shares offered by this Reoffer Prospectus may be sold from time to time in the future directly by, or on behalf of, the Shareholders in one or more transactions on the Nasdaq National Market, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shareholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts, concessions or allowances from the Shareholders and/or purchasers of the Shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

In connection with such sales, the Shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of Shares must be made by the Shareholders in compliance with all applicable federal and state securities laws and regulations. The Company has notified Shareholders of the need to deliver a copy of this Reoffer Prospectus in connection with sales of the Shares.

There can be no assurance that any of the Shareholders will sell any or all of the Shares offered pursuant to this Reoffer Prospectus. In addition to any Shares sold pursuant to this Reoffer Prospectus, Shareholders may, at the same time, sell any shares of Series B Common Stock, including the Shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

        7

The Company will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any Shares by the Shareholders.

                                  LEGAL MATTERS

The validity of the Shares being offered by this Reoffer Prospectus has been passed upon for the Company by Leagre Chandler & Millard LLP.

                                     EXPERTS

The consolidated financial statements of the Company as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this Reoffer Prospectus on Form S-8, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and incorporated by reference in this Reoffer Prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        8